Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ___________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                           EDISON CONTROL CORPORATION
             (Exact name of registrant as specified in its charter)

            New Jersey                                        22-2716367
    (State or other jurisdiction                          (I.R.S. Employer
   of incorporation or organization)                     Identification No.)

             W60 N151 Cardinal Avenue
                   P. O. Box 326
               Cedarburg, Wisconsin                              53012
     (Address of principal executive offices)                  (Zip Code)

            Various Individual Employment and Stock Option Agreements
                            (Full title of the plan)
                              ____________________
                                 Jay R. Hanamann
                Secretary, Treasurer and Chief Financial Officer
                           Edison Control Corporation
                            W60 N151 Cardinal Avenue
                                  P. O. Box 326
                           Cedarburg, Wisconsin  53012
                                 (414) 377-6565
           (Name, address and telephone number, including area code,
                              of agent for service)
                           __________________________

                         CALCULATION OF REGISTRATION FEE


                                                    Proposed
                                      Proposed       Maximum
        Title of        Amount        Maximum       Aggregate    Amount of
     Securities to      to be      Offering Price   Offering    Registration
     be Registered   Registered      Per Share        Price         Fee

    Common Stock,
    $.01 par value     217,611       $4.0625(1)    $884,044.69    $260.80


   (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Edison Control Corporation Common Stock on Nasdaq on December 3, 1997.

                                Explanatory Note

            This Registration Statement on Form S-8 relates to the following number of shares of Common Stock of Edison Control Corporation issued or issuable under the following compensatory plans and individual compensation agreements of the Company:

                 Document Title                              Shares Registered
                                                                    Hereby

    Stock Option Plan dated June 21, 1996,
      between the Company and Alan J. Kastelic  . .                  97,222

    Stock Option Plan dated June 21, 1996,
      between the Company and Jay R. Hanamann . . .                  48,611

    Nonqualified Stock Option Agreement dated June
    21, 1996,  between the Company and Robert Klemm                  19,444

    Nonqualified Stock Option Agreement dated June
    21, 1996, between the Company and
    Craig W. Winebrenner . . . . . . . . . . . . . .                  1,458

    Nonqualified Stock Option Agreement dated June
    21, 1996, between the Company and
    David Edwards . . . . . . . . . . . . . . . . .                     876

    Nonqualified Stock Option Agreement dated May
    29, 1997, between the Company and
    Robert Cooney  . . . . . . . . . . . . . . . .                   25,000

    Nonqualified Stock Option Agreement dated
    October 15, 1997, between the Company and
    William Scott . . . . . . . . . . . . . . . . .                  25,000

                                       TOTAL  . . .                 217,611
                                                                    =======

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            The document or documents containing the information specified in
   Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.  Incorporation of Documents by Reference.

            The following documents filed with the Commission by Edison Control Corporation (the "Company") are hereby incorporated herein by reference:

            The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, which includes audited financial statements as of and for the fiscal year ended January 31, 1997.

            2. All other reports filed since January 31, 1997 by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

            3. The description of the Company's Common Stock, par value $.01 per share, contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

            All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   Item 4.  Description of Securities.

            Not applicable.

   Item 5.  Interests of Named Experts and Counsel.

            None.

   Item 6.  Indemnification of Directors and Officers.

            Pursuant to the New Jersey Business Corporation Act, the Registrant has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations in connection with services performed in good faith for the Registrant.

            Under the Registrant's By-Laws, any person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he or his testator or intestate is or was a director or officer of the Registrant, or served any other corporation or entity of any type or kind, domestic or foreign, in any capacity, at the request of the Registrant, shall be indemnified against judgments, fines, amounts paid in settlement and other liabilities and expenses, to the fullest extent permitted by law.

            The indemnification provided in the Business Corporation Act of New Jersey is not exclusive of any other rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or, when authorized by the certificate of incor-poration, or the by-laws, a stockholders' or directors' resolution or an indemnification agreement, except that no indemnification may be made in any case if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

   Item 7.  Exemption from Registration Claimed.

            Not applicable.

   Item 8.  Exhibits.

            The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

   Item 9.  Undertakings.

            (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

                         EDISON CONTROL CORPORATION



   November 28, 1997          By:  /s/ Mary E. McCormack
                                   Mary E. McCormack
                                   President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of November 28, 1997, by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Jay R. Hanamann, his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



    /s/ Mary E. McCormack                  /s/ John J. Delucca
    Mary E. McCormack                      John J. Delucca
    President, Chief Executive Officer     Director
    and Director (principal executive
    officer)


    /s/ William B. Finneran                /s/ Alan J. Kastelic
    William B. Finneran                    Alan J. Kastelic
    Chairman of the Board and Director     Director



    /s/ Jay R. Hanamann                    /s/ Jay J. Miller
    Jay R. Hanamann                        Jay J. Miller
    Secretary, Treasurer and Chief         Director
    Financial Officer (principal
    financial and accounting officer)



                                           /s/ William Scott
    Robert J. Cooney                       William Scott
    Director                               Director

                                  EXHIBIT INDEX


    Exhibit No.                            Exhibit

    4.1 Stock Option Plan dated June 21, 1996, between the Company and Alan J. Kastelic. [Incorporated by reference to
                 Exhibit 10.7 to the Company's Annual Report on Form 10-K for its fiscal year ended January 31, 1997, filed with the Securities and Exchange Commission on April 29, 1997.]

    4.2 Stock Option Plan dated June 21, 1996, between the Company and Jay R. Hanamann. [Incorporated by reference to Exhibit
                 10.8 to the Company's Annual Report on Form 10-K for its fiscal year ended January 31, 1997, filed with the Securities and Exchange Commission on April 29, 1997.]

    4.3 Nonqualified Stock Option Agreement dated June 21, 1996, between the Company and Robert Klemm.

    4.4 Nonqualified Stock Option Agreement dated June 21, 1996, between the Company and Craig W. Winebrenner.

    4.5 Nonqualified Stock Option Agreement dated June 21, 1996, between the Company and David Edwards.

    4.6 Nonqualified Stock Option Agreement dated May 29, 1997, between the Company and Robert Cooney.

    4.7 Nonqualified Stock Option Agreement dated October 15, 1997, between the Company and William Scott.

    5            Opinion of Foley & Lardner.

    23.1         Consent of Ernst & Young LLP.

    23.2         Consent of Deloitte & Touche LLP.

    23.3         Consent of Foley & Lardner (contained in Exhibit 5 hereto).